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Exhibit 21.1

Subsidiaries of Pzena Investment Management, Inc.

Pzena Investment Management, LLC
Pzena Large Cap Value Fund
Pzena International Value Service
Pzena Global Value Service
Pzena Emerging Markets Country Value Service
Pzena Emerging Markets Focused Value Service

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  Exhibit 21.1
Subsidiaries of Pzena Investment Management, Inc.